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                                                                    EXHIBIT 99.7

     SUPPLEMENTAL AGREEMENT, dated as of December 8, 2000, made by Vivendi Universal, a corporation duly organized and existing under the laws of France ("Vivendi Universal"), to the Purchase Contract Agreement, dated as of June 21, 1999 (the "Purchase Contract Agreement"), between The Seagram Company Ltd., a corporation duly organized and existing under the laws of Canada ("Seagram"), and The Bank of New York, a corporation duly organized and existing under the laws of the State of New York, as purchase contract agent for the holders of units from time to time (the "Purchase Contract Agent").

                             W I T N E S S E T H :

     WHEREAS, Seagram and the Purchase Contract Agent have heretofore executed and delivered the Purchase Contract Agreement and Seagram has issued pursuant to the Purchase Contract Agreement the Units;

     WHEREAS, Section 506(b) of the Purchase Contract Agreement provides that upon the occurrence of a Reorganization Event, the Person formed in connection therewith shall execute and deliver to the Purchase Contract Agent an agreement supplemental to the Purchase Contract Agreement providing that the Holders of Outstanding Units shall have the rights provided by Section 506 of the Purchase Contract Agreement;

     WHEREAS, Seagram completed on December 8, 2000 a business combination (the "Vivendi Merger") with Vivendi Universal and Canal Plus S.A. pursuant to which Seagram's shareholders received a number of Vivendi Universal American depositary shares ("ADSs") in exchange for their Common Shares, without nominal or par value, of Seagram, based on a pre-determined exchange ratio (the "Exchange Transaction");

     WHEREAS, the Exchange Transaction constitutes a Reorganization Event under
Section 506(b) of the Purchase Contract Agreement and as a result thereof, Vivendi Universal is required to execute and deliver to the Purchase Contract Agent this Supplemental Agreement;

     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, Vivendi Universal hereby agrees as follows:

                                  ARTICLE ONE

     SECTION 1.01.  Definitions.

     Capitalized terms used in this Supplemental Agreement and not otherwise defined herein shall have the meanings assigned to such terms in the Purchase Contract Agreement.

                                  ARTICLE TWO

     SECTION 2.01.  Acknowledgment of Rights of Holders of Units under Section
506.

     Vivendi Universal hereby acknowledges and agrees that

          (a) a Reorganization Event, as defined in Section 506(b) of the Purchase Contract Agreement, occurred on December 8, 2000 when the Vivendi Merger was consummated; and

          (b) the Holders of Outstanding Units shall have the rights provided by
     Section 506 of the Purchase Contract Agreement, and such rights shall include any adjustments for events occurring subsequent to the effective date of this Supplemental Agreement, such adjustments being as nearly equivalent as may be practicable to the adjustments provided for in
     Section 506 of the Purchase Contract Agreement.
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                                 ARTICLE THREE

     SECTION 3.01.  Continuing Effect of the Purchase Contract Agreement.

     Except as expressly provided herein, all of the terms, provisions and conditions of the Purchase Contract Agreement and the Units outstanding thereunder shall remain in full force and effect.

     SECTION 3.02.  Construction of Supplemental Agreement.

     This Supplemental Agreement is executed as and shall constitute an agreement supplemental to the Purchase Contract Agreement and shall be construed in connection with and as part of the Purchase Contract Agreement. This Supplemental Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

     SECTION 3.03.  Purchase Contract Agent Disclaimer.

     The recitals contained in this Supplemental Agreement shall be taken as the statements of Vivendi Universal, and Seagram and the Purchase Contract Agent assume no responsibility for their correctness. Each of Seagram and the Purchase Contract Agent makes no representations as to the validity or sufficiency of this Supplemental Agreement.

     IN WITNESS WHEREOF, Vivendi Universal has caused this Supplemental Agreement to be duly executed as of the day and year first above written.

                                          VIVENDI UNIVERSAL

                                          By /s/ GUILLAUME HANNEZO
                                            ------------------------------------
                                             Title: Chief Financial Officer